Exhibit 99.1

NEWS RELEASE Contact: Mendy Marsh, CFO Phone number: (210) 308-8267
Contact: Jim Fanucchi, Summit IR Group, Inc. Phone number: (408) 404-5400 Email: ir1@globalscape.com

GlobalSCAPE Announces First Quarter 2010 Financial Results

Significantly Increases Revenue, Net Income, and Cash Compared with Q1 Fiscal 2009

SAN ANTONIO, Texas — May 13, 2010 — GlobalSCAPE, Inc. (NYSE Amex: GSB), a leading developer of secure information exchange solutions, today announced financial results for its first quarter of fiscal year 2010, ending March 31, 2010.

Revenue was $4.4 million for the first quarter of fiscal year 2010, an increase of 37 percent when compared with revenue of $3.2 million in the same quarter last year. Net income for the first quarter was $364,000, or $0.02 per diluted share, compared with a net loss of ($244,000), or ($0.01) per diluted share, in the same quarter last year. Cash and short term investments grew to $9.1 million, representing a 46 percent increase from the first quarter of 2009 and a 10 percent improvement since the end of fiscal 2009. Cash flow from operating activities for the first quarter of fiscal year 2010 was $896,000 compared with $123,000 for the same quarter last year, an increase of 628 percent. Cash flow from operating activities for the prior year was largely affected by the net loss.

Finally, Adjusted EBITDA for the first quarter of 2010 was $1.0 million, a 378 percent increase compared with the same quarter last year; and a 61 percent increase compared with the fourth quarter of 2009. The Adjusted EBITDA margin for the first quarter of 2010 was 23.1 percent, compared with 6.6 percent in the first quarter of 2009, and 15.2 percent in the fourth quarter of 2009.

“Our first quarter performance was very strong and we dramatically improved every major financial indicator compared to the same quarter last year,” said Jim Morris, GlobalSCAPE president and CEO. “We are pleased to see financial results significantly better than our prior quarter,” Morris continued. “We are running in front of the broad guidance provided in our March 31 earnings call, and continue to look forward to the second half of the year where we expect to see even greater performance, driven by new solutions and partnerships.”

Quarterly Highlights

During the first quarter, GlobalSCAPE continued to increase sales of its enterprise solutions, enhance and extend its solutions, add reference accounts, and establish relationships with industry leaders.

Sales of GlobalSCAPE’s enterprise solutions continued to climb, to almost 90 percent of revenues, in the first quarter, continuing a trend that began several years ago. Increased enterprise revenue resulted primarily from continued growth in sales of the Enhanced File Transfer Server™ (EFT Server) solution. EFT Server sales increased to over $3.3 million in the first quarter, compared with just under $2.3 million in the first quarter a year ago. Similarly, sales of the Wide Area File Services (WAFS™) application increased to $530,000 as compared to approximately $421,000 in the first quarter of 2009.

Increasing enterprise revenue led to continued growth of maintenance and support (M&S) revenues during the first quarter, as more customers contracted for ongoing support of GlobalSCAPE’s business-critical solutions. GlobalSCAPE’s M&S revenue grew to over $1.9 million, or almost 44 percent of total revenue, in the first quarter, compared to just under $1.3 million, or 40 percent of total revenue, a year ago. Increasing M&S revenue further strengthens GlobalSCAPE’s long-term financial position and reflects continued customer confidence in the Company’s solutions.

During March, GlobalSCAPE announced the latest version of EFT Server, with multi-platform support through a DMZ Gateway (“edge server”) module, advanced workflow automation (including the ability to automate Twitter updates), and enhanced logging and security capabilities. The considerable capabilities and ease of use delivered by EFT Server led Network Products Guide, the industry’s leading information technology research and advisory guide, to name EFT Server a winner of the 2010 Product Innovation Awards for Managed File Transfer (MFT). This prestigious award recognizes and honors vendors, large and small, from all over the world with innovative and ground-breaking products that are bringing essential and incremental changes and are setting the bar higher for others in all areas of information technology.

GlobalSCAPE also announced in March that it is a worldwide reseller of BOUNCER by CoreTrace™, the most tamper-proof and automated application whitelisting solution in the industry. Compared to alternative solutions, CoreTrace BOUNCER stops even the most sophisticated malware attacks (such as root kits, memory exploits, and zero-day threats) and unauthorized applications from compromising data and systems. GlobalSCAPE’s announcement as a reseller of CoreTrace BOUNCER follows the Company’s $2.3 million investment in CoreTrace in December 2009. EFT Server, the DMZ Gateway, and BOUNCER are key enablers of end-to-end Total Path Security™ which protects information at rest and in motion.

As reflected in the Company’s increasing enterprise revenue, more customers are adopting GlobalSCAPE’s enterprise solutions to satisfy compliance and security mandates. For example, GlobalSCAPE announced in first quarter that Advanced Micro Devices (AMD) had deployed EFT Server as a standard method for transferring data with business partners. “We chose GlobalSCAPE products to facilitate the delivery of large, confidential files between our geographically dispersed partners. We quickly found that with GlobalSCAPE’s proven technology, we could quickly transfer important files. We also appreciated its robust security, reliability, and reporting capabilities,” said Richard Crawford, AMD IT Networking.

GlobalSCAPE announced on its 2009 Fiscal Year End earnings call in March that the Company intended to focus additional activity on channel sales and potentially enter adjacent markets. For example, GlobalSCAPE has signed an initial partnership agreement with Rackspace Hosting Inc, a global leader in web hosting and hosted cloud system infrastructure services. The current partner agreement allows GlobalSCAPE to resell Rackspace’s services. While declining to provide more specific information at this time, CEO Morris stated, “We recognize and appreciate the growing importance of the cloud and cloud-based services. We are working with Rackspace to identify and define mutual business opportunities that best leverage our collective capabilities.”

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Conference Call May 13, 2010 At 4:30 p.m. ET

GlobalSCAPE management will hold a conference call Thursday, May 13 to discuss the first quarter 2010 financial results and other corporate matters at 4:30 p.m. Eastern Time/3:30 p.m. Central Time. Those wishing to join should dial 1-800-380-1061 and use Conference ID # 73228586. A live webcast of the conference call will also be available in the investor relations page of the company’s website at www.globalscape.com. A webcast replay of the conference call will be available on the Company’s website through June 13, 2010.

About GlobalSCAPE

GlobalSCAPE, Inc. (NYSE Amex: GSB), headquartered in San Antonio, TX, is a global provider of managed file transfer (MFT) and wide area file services (WAFS) solutions for securely exchanging critical information over the Internet, within an enterprise, and with business partners. Since the release of Cute FTP in 1996, GlobalSCAPE’s solutions have continued to evolve to meet the business and technology needs of an increasingly interconnected global marketplace. For more information about GlobalSCAPE’s products, visit www.globalscape.com or the Company’s Secure Info Exchange blog.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” believe,” “possibly,” “steady,” “dramatic,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties, and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2009 calendar year, filed with the Securities and Exchange Commission on March 30, 2010.

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Summary Financial Data

GlobalSCAPE, Inc.

Statements of Operations

(Unaudited)

	Three Months Ended March 31,
(In thousands, except per share data)	2010	2009

OPERATING REVENUE:
Software product revenues	$2,471	$1,947
Maintenance and support revenues	1,942	1,293

Total revenue	4,413	3,240

OPERATING EXPENSES:
Cost of revenues	102	52
SG&A expenses	2,909	2,583
R&D expenses	646	675
Depreciation and amortization	200	172

Total operating expenses	3,857	3,482

OPERATING INCOME (LOSS)	556	(242)

Other income (expense)	1	11

INCOME (LOSS) BEFORE INCOME TAXES	557	(231)

PROVISION FOR INCOME TAXES	193	13

NET INCOME (LOSS)	$364	$(244)

Net income (loss) per common share – basic	0.02	(0.01)
Net income (loss) per common share – diluted	0.02	(0.01)
Weighted average shares outstanding:
Basic	17,283	17,227
Diluted	17,876	17,227

GlobalSCAPE, Inc.

Balance Sheets

(In thousands, except share and per share data)	March 31, 2010	December 31, 2009
	(Unaudited)
Assets
Cash and cash equivalents	$8,455	$7,026
Short term investments	650	1,205
Accounts receivable (net of allowance for doubtful accounts of $89 and $217 on March 31, 2010 and December 31, 2009, respectively)	2,227	2,162
Federal income tax receivable	—	36
Current deferred tax assets	703	130
Prepaid expenses	194	132

Total current assets	12,229	10,691

Fixed assets, net	1,550	1,653
Investment in CoreTrace	2,278	2,278
Intangible assets, net	757	833
Goodwill	619	619
Deferred tax assets	—	46
Other assets	54	53

Total assets	$17,487	$16,173

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$376	$316
Accrued expenses	597	764
Income tax payable	557	—
Deferred revenue	4,211	4,071

Total current liabilities	5,741	5,151

Deferred tax liabilities	120	—
Other long term liabilities	1,057	1,080

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock, par value $0.001 per share, 10,000,000 authorized, no shares issued or outstanding	—	—
Common stock, par value $0.001 per share, 40,000,000 authorized, 17,686,252 issued at March 31, 2010 and December 31, 2009.	18	18
Additional paid-in capital	11,064	10,801
Treasury stock, 403,581 shares, at cost, at March 31, 2010 and December 31, 2009	(1,452)	(1,452)
Retained earnings	939	575

Total stockholders’ equity	10,569	9,942

Total liabilities and stockholders’ equity	$17,487	$16,173

GlobalSCAPE, Inc.

Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
(In thousands)	2010	2009

Operating Activities:
Net income (loss)	$364	$(244)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Bad debt recoveries	(137)	(43)
Depreciation and amortization	200	172
Gain on disposition of assets	—	(1)
Share-based compensation	263	283
Deferred taxes	(407)	82
Changes in operating assets and liabilities:
Accounts receivable	72	287
Prepaid expenses	(62)	27
Federal income tax receivable	594	(106)
Other assets	(1)	(5)
Accounts payable	60	(57)
Accrued expenses	(167)	(162)
Deferred revenues	113	101
Deferred compensation	—	(216)
Other long-term liabilities	4	5

Net cash provided by operating activities	896	123

Investing Activities:
Proceeds from sale of property and equipment	—	1
Purchase of property and equipment	(22)	(221)
Purchase of short-term investments	(350)	—
Redemption of short-term investments	905	—

Net cash provided by (used in) investing activities	533	(220)
Net increase (decrease) in cash	1,429	(97)
Cash at beginning of period	7,026	6,319

Cash at end of period	$8,455	$6,222

Non-GAAP Financial Measures

Adjusted EBITDA

(In thousands)

We define Adjusted EBITDA as Net Income, plus Income Taxes, Total Other Income (Expense), Depreciation and Amortization, and non-cash charges for share-based compensation and asset impairments.

Adjusted EBITDA is a metric that is used in our industry by the investment community for comparative and valuation purposes. We disclose this metric in order to support and facilitate the dialogue with research analysts and investors.

Note that Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (GAAP) and should not be considered a substitute for net income. Adjusted EBITDA has limitations as an analytical tool, and when assessing our operating performance, you should not consider Adjusted EBITDA in isolation, or as a substitute for net income or other income statement data prepared in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. See our Adjusted EBITDA to net income reconciliations in the table below.

	Three Months Ended
	(Unaudited)
	March 31, 2010	March 31, 2009
Net Revenue	$4,413	$3,240

Income (loss) from operations	$556	$(242)

Net income (loss):	$364	$(244)
Plus: Income taxes	193	13
Plus: Total other (income) expense	(1)	(11)
Plus: Depreciation and amortization	200	172
Plus: Share-based compensation expense	263	283

Adjusted EBITDA	$1,019	$213

Operating income margin	12.6%	-7.5%

Adjusted EBITDA margin	23.1%	6.6%